Exhibit 10.24

BOARD EXECUTIVE ADVISOR AGREEMENT – REV4

This BOARD EXECUTIVE ADVISOR AGREEMENT (the “Agreement”) entered into this 28th day of September 2017 (“Effective Date”) by and between Sanken North America, Inc. (hereinafter “SKNA”) and Reza Kazerounian having an address of [XXX] (hereinafter “ADVISOR”).

WITHNESSETH THAT:

WHEREAS, SKNA is engaged in the manufacture, use and sale of numerous semiconductor and sensor IC products; and

WHEREAS, ADVISOR desires to assist the board of SKNA in various matters relating to SKNA and its subsidiaries.

NOW, THEREFORE, in consideration of the promises hereinafter set forth and mutually acquiesced in, by and between SKNA and ADVISOR, it is agreed as follows:

SKNA shall engage or continue to engage ADVISOR (as the case may be) to serve as Executive Advisor to the Board of Directors (BOARD) and the Office of the CEO, hereinafter referred to as the POSITION:

1.

The ADVISOR shall be provided a fee of USD 30,000 per month during the advisory period commencing on October 1st, 2017 and continuing until such time as ASKN’S BOARD notifies ADVISOR that ADVISOR’s engagement is terminated. In addition, the ADVISOR shall be granted 12,00 Class L Shares with normal 4-year vesting and with terms per the attached Class L SHARE Agreement. If the ADVISOR is terminated by the BOARD, ADVISOR will be entitled to USD 180,000 severance as well as a 6-month acceleration of vesting of the L Shares. ADVISOR shall also be granted a one-time sign-on bonus of USD 54,000. Finally, from time-to-time, the ADVISOR may be provided a performance bonus of value as determined by the SKNA Board. In addition, as the BOARD’s sole discretion, the BOARD may choose to accelerate the vesting of the remaining Class L Shares.

2.

In the POSITION, the ADVISOR may be called upon to assist on matters associated with Polar Semiconductor optimization, the AMPI/AMTC rationalization, R&D lean process improvement, collaboration strategy development, merger identification and integration (as required), and other matters as defined by the Chairman, the board, or the CEO of SKNA.

3.

Since ADVISOR is an ADVISOR, and not an employee, ADVISOR shall be responsible for his own insurance and benefits. In addition, ADVISOR will be fully responsible for the proper filing of all taxes and any other government fees and agrees to indemnify and hold harmless SKNA against any loss or expense arising from ADVISOR’s failure to property file or pay taxes and other fees.

4.	ADVISOR will report to the SKNA BOARD, Mr. Yoshihiro Suzuki, SKNA’s Chairman of the Board and Mr. Ravi Vig, SKNA’s CEO, but SKNA will not exercise control over ADVISOR’s daily work no working hours.

5.

Notwithstanding anything to the contrary in this Agreement, SKNA’s BOARD shall have the right to terminate this Agreement at its convenience, at any time, without any further obligation to ADVISOR, except to pay ADVISOR for any unpaid time up to and until the date of termination.

ADVISOR shall have the right to terminate this Agreement at its convenience provided that all documents and equipment, and other items owed to SKNA are returned to SKNA.

6.

ADVISOR will not, during the course of ADVISOR’s engagement hereunder, engage directly or indirectly, as a director, employee, officer, consultant or otherwise with any entity, other than with SKNA and its subsidiaries that designs markets sells or manufactures Power for Sensor Semiconductors without the express written consent of the SKNA Board of Directors. ADVISOR will not assume any commitments or enter into any agreements which might interfere with his rendering of the contemplated service to SKNA during the advisory period.

7.

ADVISOR shall not, during ADVISOR’s engagement and after ADVISOR’s engagement under this Agreement, directly or indirectly, disclose or use (except in the course of his engagement by SKNA) any secret or Confidential Information, knowledge or date of SKNA or any SKNA affiliates, whether or not it was obtained, acquired or developed by ADVISOR, without first securing the written consent thereto of a duly authorized officer of SKNA. As used in this Agreement “Confidential Information” shall include proprietary information and mean, but not limited to, any facts, opinions, conclusions, projections, data, information, business plans, business operations, designs, drawings, schematics, trade secrets or know-how, work in process, research projects, future development, engineering, manufacturing, marketing, financial, personnel matters relating to SKNA or any SKNA affiliates, its present or future products, forecasts, product routing, customer orders, customer procedures, quotations, Bill of Materials, inventory, manufacturing costs or any other costs, manufacturing processes, technology, sales, customers, employees, investors, suppliers, subcontractors, prospects, markets or business, whether communicated orally or in writing or obtained by the ADVISOR through observation or examination of SKNA or any SKNA affiliates facilities or procedures.

8.

ADVISOR shall not, during or after the advisory period, directly or indirectly disclose, or use any proprietary information, knowledge or data of others in carrying out his services or duties under this Agreement.

9.

ADVISOR hereby assigns to SKNA his entire right, title and interest in and to any and all inventions and improvements which he alone, or in conjunction with others, has made or conceived or may make or conceive during the period of his engagement by SKNA, and which pertain directly or indirectly, in whole or in part, to any of the foregoing developments or to any other developments in which SKNA may be interested during the period of said engagement.

10.

ADVISOR will disclose fully to SKNA ADVISOR’s aforesaid inventions and improvements, and will at any time during or after his engagement hereunder render to SKNA such cooperation and assistance as SKNA may deem to be advisable, ink order to obtain or maintain suitable protection upon ADVISOR’s aforesaid inventions or improvements and/or any other inventions or improvements of SKNA, the expense of such cooperation and assistance to be paid by SKNA.

11.

It is understood and agreed that, in performing the services hereunder, ADVISOR is acting solely as an independent contractor and not as an employee of SKNA or any SKNA affiliates and that no action, either by SKNA and any SKNA affiliate or ADVISOR, shall ever constitute ADVISOR as an employee of SKNA or any SKNA affiliates.

12.	Sections 6, 7, 8, 9 and 11 herein shall survive the termination of this Agreement for five (5) years or the maximum survival period allowed under the laws of Delaware, whichever period is longer.

13.	This Agreement shall be governed and construed under the laws of Delaware.

IN WITNESS WHEREOF, SKNA and ADVISOR have entered into this Agreement as of the Effective Date set forth above.

Sanken North America, Inc.
By:	/s/ Ravi Vig	By:	/s/ Reza Kazerounian
	Ravi Vig		Reza Kazerounian
	Chief Executive Officer		Advisor
By:	/s/ Yoshihiro Suzuki
Yoshihiro Suzuki
Chairman of the Board